Exhibit 99.15

CONSENT OF IFBC AG

We hereby consent to (i) the inclusion of our opinion letter, dated 8 December, 2014, to the members of the Board/Management Board of Foster Wheeler AG (“Foster Wheeler”), Amec Foster Wheeler plc (“AMFW”), A-FW International Investments GmbH and AMEC International Investments B.V. as Annex D to the prospectus which forms a part of the Post-Effective Amendment No. 2 to Form F-4 (the “Registration Statement”) of AMFW relating to the acquisition of Foster Wheeler by AMFW through a Squeeze-Out Merger and (ii) the references to such opinion in such prospectus under the captions “Summary” and “Background to and Reasons for the Squeeze-Out Merger.”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ IFBC AG
IFBC AG

Zurich, Switzerland

19 December 2014